Exhibit 99.1

PROFITABLE GAMETECH COMPANY NOVIBET TO COMBINE WITH NASDAQ-LISTED ARTEMIS STRATEGIC INVESTMENT CORPORATION AND TO PURSUE HIGH GROWTH iGAMING AND ONLINE SPORTS BETTING OPPORTUNITIES IN EUROPE AND THE AMERICAS

Novibet is a Fast-Growing GameTech Operator that Offers iGaming and Online Sports Betting and Features an Internationally Recognized Brand, Efficient Digital Marketing Strategy and a Proprietary Vertically Integrated Technology Platform

Novibet Expects to Generate $156 Million in Net Gaming Revenue and EBITDA of $20 Million in 2022 from iGaming and OSB Operations in Four Regulated European Markets

Novibet Achieved Average New User Breakeven in Less than Two Months in 2021

Poised to Begin Leveraging Track Record of New Market Entry in North America by the end 2022;

Entered into a Market Access Agreement for Pennsylvania and Negotiating Market Access

Agreements for Six Additional States

Expected to Have Approximately $135 Million of Unrestricted Cash at Closing (assuming no redemptions) as well as Continued Positive Cash Flow from Existing Operations to Drive Global Expansion

Novibet Pre-Transaction Enterprise Value of $625 Million

Phoenix, AZ and Valletta, Malta - March 30, 2022 – Artemis Strategic Investment Corporation (Nasdaq: ARTE) (“Artemis”), a publicly traded special purpose acquisition company, and Logflex MT Holding Limited (doing business as “Novibet”), an established and profitable technology-enabled operator, jointly announced today that the companies entered into a definitive agreement for a business combination, whereby Artemis will merge into a new wholly-owned subsidiary of Novibet in a transaction based on Novibet’s pre-transaction enterprise valuation of $625 million. Following completion of the transaction, Novibet’s ordinary shares will be listed on the Nasdaq Stock Market. Artemis founders and existing Novibet stakeholders will hold approximately 75% of the combined company at close.1

Founded in 2010, Novibet currently operates iGaming and online sports betting actively across four regulated European markets: Greece, Ireland, Italy, and Malta. Over the last four years, Novibet has grown gross gaming revenue at a compound annual rate of approximately 107% for the full year ended December 31, 2021, with EBITDA during this period increasing at a compound annual rate of approximately 182%.

Novibet’s current operations and offerings include:

●	An iCasino platform that offers one of the largest online slots portfolios in the global gaming industry, including more than 5,000 casino games and 180 progressive jackpot games;
●	An online sports book platform that has strong brand awareness across its markets, with an opportunity to establish a differentiated brand in North America based in part on an internal team that covers more than 400,000 events across more than 20 sports;
●	A scalable and flexible technology offering that positions Novibet to efficiently address future growth with emerging iCasino verticals such as live games; and,
●	A proprietary platform for customer relationship management and technology.

1 Assumes no redemptions from Artemis stockholders and $50 million of cash consideration paid to Novibet’s sole shareholder

2 Novibet’s reporting currency is Euros. The exchange rate provided for US dollars is 1.1828 (due to fluctuating currency exchange, this rate is provided for convenience only and is based on the average for 2021)

Multi-Pronged Growth Strategy

The proceeds from the business combination and expected ongoing positive cash flow growth from existing operations are expected to favorably position Novibet to execute on a multi-pronged growth strategy that will grow its presence in the total addressable market (TAM). Novibet’s near-term strategic growth initiatives include:

●	Leveraging its strong operations and proprietary technology to continue to grow market share in existing core markets and enter additional European markets

o	European markets represent an estimated $29+ billion 2026 regional TAM opportunity: In addition to continued growth in Greece, Italy and Ireland, Novibet has developed a multi-phase European expansion plan to enter Sweden, the Netherlands, Romania, Belgium, Hungary, Germany, France and Spain via a joint venture partnership or strategic, accretive M&A

●	Deploying its ability to enter into new markets to enter emerging and regulated iGaming markets in North America and multiple Latin American markets

o	U.S. and Canada represent an estimated $37+ billion 2026 regional TAM opportunity: Novibet has entered into market access agreements for iGaming in Pennsylvania and is finalizing market access agreements for six additional U.S. States, while seeking a direct license to operate in Ontario and in other Canadian provinces as they become regulated

o	Latin America represents an estimated $4+ billion 2026 regional TAM opportunity: Novibet believes it is close to finalizing a market access agreement for Mexico with a land-based operator and is seeking to enter additional Latin American markets (Peru, Chile, Brazil, Colombia and Argentina) via a joint venture partnership or through strategic, accretive M&A

●	Pursuing a return-focused acquisition strategy to acquire complementary iGaming operators to further diversify its markets and sources of revenue and grow cash flow

o	Novibet is reviewing several pipeline targets in key new regulated markets that can increase its scale and reach, provide technology synergies, and/or provide new licenses in locally regulated markets

Initial execution against these multi-year growth initiatives is expected to help drive growth in full year 2023 projected net gaming revenue to approximately $200 million and EBITDA to approximately $37 million.

Management Commentary

“Novibet has a strong record of success developing a superior technical platform to address the global iGaming opportunity in a manner that delivers profitable financial performance and positive cash flow. This record, combined with its demonstrated ability to successfully and profitably enter new markets as well as the significant opportunity to leverage its competitive advantages in new markets, including in North America, aligns with our original investment thesis and makes Novibet an ideal partner for Artemis,” said Holly Gagnon, Chairperson and Co-Chief Executive Officer of Artemis. “Novibet’s innovative and wholly-owned technology platform and expansive suite of iCasino games and products have helped establish it as a successful iGaming and sports betting operator in the fast-growing Greece market and is helping to drive profitable market share growth in its other markets. Over the last three years, Novibet has consistently grown iGaming and sports betting users while also increasing the number of bets or hands played per user, resulting in a nearly 69% increase in the twelve-month value of each user to $617 in 2021 when compared to 2019.

“We expect the available growth capital and ongoing positive cash flow growth from Novibet’s current operations, coupled with our own substantial industry expertise, will provide a significant benefit to Novibet’s efforts to continue to grow share in its existing markets and simultaneously address new markets, including the large North American iGaming and sports betting opportunity along with the Latin American market. We are confident that Novibet’s proven, efficient, digital-focused customer acquisition strategy and depth of content offerings will enable it to deliver continued profitable growth as it launches its North American offerings beginning early next year.”

“Novibet has always focused on generating revenue growth that delivers positive cash flow,” said George Athanasopoulos, Chief Executive Officer of Novibet. “As we move closer to launching in additional markets where we can leverage our product and technology advantages, that focus will not waver. Our proposed combination with Artemis will enable us to both accelerate growth in our existing markets and efficiently enter newer markets. We see a significant growth opportunity in North America as our planned launch of operations in the U.S., Canada and Mexico will significantly grow our TAM with our expected initial market access agreements for seven states enabling us to reach 14% of the U.S. population. Furthermore, with approximately $135 million of expected unrestricted cash (assuming no redemptions) and positive cash flow from operations, we will be well-positioned to opportunistically pursue accretive acquisitions that can further grow our revenue and profitability. We believe our execution on these strategies will result in consistent cash flow growth which, combined with our new access to the U.S. financial markets, will help us to continue to invest in growth opportunities and drive significant long-term shareholder value.”

Transaction Highlights

●	Pro forma for the transaction the implied enterprise valuation is approximately $696 million (assuming no redemptions from Artemis stockholders)
●	Approximately $205 million of SPAC cash-in-trust (assuming no redemptions from Artemis stockholders)
●	Artemis founders and existing Novibet stakeholder will hold approximately 75% of the combined company at close and Novibet’s sole shareholder may receive up to $50 million cash proceeds, assuming no redemptions from existing Artemis stockholders
●	Novibet’s shareholder will roll at least 92% of their equity into ordinary shares of the combined company
●	Rodolfo Odoni, current owner of Novibet will be named Chairman of Novibet; George Athanasopoulos, Chief Executive Officer of Novibet, to remain CEO
●	Artemis will appoint two representatives to the Novibet Board of Directors

Novibet Business Highlights

●	Novibet is a profitable GameTech operator that currently derives its revenue from four regulated online sports book (OSB) and iGaming markets in Europe: Greece, Ireland, Italy, and Malta
●	Approximately 68% of 2021 net gaming revenue was derived from iGaming operations with the balance derived from online sports betting

●	Novibet owns its state-of-the art, vertically integrated technology platform which has a seamless fusion with the Company’s iGaming products and digital acquisition tools, leading to higher customer entertainment, engagement and retention

o	User retention in Greece after twelve months from first time deposit has improved to 37% in 2021 from 11.5% pre-2019
o	2.5x average monthly increase in active users from 2020 to 2021

▪	More than 350,000 annual unique active customers in 2021

o	Approximately 69% first month retention rate in 2021
o	Average twelve-month Revenue per User growth of 96% over the last two years

●	Novibet’s return-focused digital marketing engine drives strong ROI on customer acquisition spend

o	New user breakeven time from first deposit of cost of acquisition has improved to 43 days in 2021 from 146 days pre-2019, despite a simultaneous increase in marketing spend

●	Novibet is poised to enter and capture share in the North American iGaming market beginning by the end of 2022

o	Entered or in process of finalizing iGaming and/or online sportsbook (OSB) market access agreements in seven U.S. states

▪	Pennsylvania: entered into an agreement for iGaming; expects to launch operations in 2Q 2023
▪	New Jersey: finalizing agreements for iGaming and OSB; expects to launch operations in the first half of 2023
▪	Finalizing agreements with an operator for Indiana (iGaming and OSB), Louisiana, (iGaming), Iowa (iGaming and OSB), Missouri (OSB), and Mississippi (OSB); expects to launch initial operations in 2023 or 2024

o	Expects to launch iGaming and OSB operations in Canada through its own license, beginning with Ontario in Q4 2022

o	Expects to launch iGaming and OSB operations in Mexico through a partnership with a land-based operator beginning in Q3 2022

Timing and Approvals

The proposed transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in the second half of 2022, subject to approval by Artemis’ shareholders and other customary closing conditions.

Advisors

Oakvale Capital LLP acted as exclusive financial advisor to Novibet. Barclays acted as exclusive financial and capital markets advisor to Artemis. White & Case LLP acted as lead legal advisor to Artemis and Wiggin LLP assisted with gaming regulatory legal advice to Artemis. Harris Beach PLLC acted as lead legal advisor to Novibet.

Management Presentation Information

Interested parties may access an investor presentation and listen to a pre-recorded presentation regarding the proposed business combination beginning today at 4:30 p.m. ET at https://investor.novibet.com/ (Select Investor Relations and then Events and Presentations). The pre-recorded presentation will be available until March 30, 2023. The investor presentation will also be filed with the SEC as an exhibit to a Current Report on Form 8-K.

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About Artemis Strategic Investment Corporation

Artemis is a special purpose acquisition company formed in 2021 and listed on Nasdaq in September 2021. Artemis was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Artemis is focused on partnering with companies in the gaming, sports and entertainment sectors as well as the technology and services that are associated with these verticals. Its Class A common stock, units, and warrants trade on Nasdaq under the symbols "ARTE”, “ARTEU”, and “ARTEW”, respectively. Artemis’ management team is led by Holly Gagnon, Philip Kaplan, Thomas Granite and Scott Shulak who each have decades of experience operating, advising and creating value for the owners and investors of leading businesses and entities.

About Novibet

Novibet is an established GameTech company operating in several countries across Europe through its headquarters in Malta, offices in Greece and employees in Isle of Man and Italy. Licensed and regulated by HGC, MGA, ADM, and Irish Revenue Commissioners, Novibet is committed to delivering the best sports betting and gaming experience to an expanding customer base. Since 2010, Novibet has offered online sports betting and casino entertainment in several competitive European markets.

The exciting online gaming experience begins with providing the most popular online casino games and, to that end, Novibet has teamed up with some of the world’s leading online casino content providers. With over 5,000 online casino games available to its experienced Casino Management Team, Novibet delivers slots, casino table, live-action, and many more game types across desktop, mobile, and tablet devices.

Novibet has its own proprietary betting platform that integrates world leading official data providers; with its own algorithms generating an extensive Betting Offer that includes In Play and Minute markets, in house developed Automatic and Hybrid Cash-Out, quick settlement of bets, and unparalleled excitement to sports enthusiasts.

As an innovative and adaptable operator, Novibet has a product offering that is constantly interacting with demand to meet and exceed existing and upcoming trends.  In close partnership with Microsoft, Novibet is fully hosted in the Azure Cloud, providing scalability, high availability, redundancy, and economies of scale that are unrivaled in the industry.

For more information: https://investor.novibet.com/.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed Business Combination, Artemis, Novibet, and Novibet PLC (“PubCo”) intend to prepare, and PubCo intends to file with the SEC, a registration statement on Form F-4 (“Registration Statement”) which will include the proxy statement of Artemis and the prospectus of PubCo (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) and one or more amendments to the Registration Statement, and, after the Registration Statement is declared effective, Artemis will mail the definitive Proxy Statement/Prospectus included therein to the holders of Artemis’s common stock in connection with Artemis’s solicitation of proxies for the vote by Artemis stockholders with respect to the Business Combination and other matters described in the Registration Statement. Artemis urges its stockholders and other interested persons to read, when available, the Registration Statement, the amendments thereto, and the documents incorporated by reference therein, as well as other documents filed by Artemis with the SEC in connection with the Business Combination, as these materials will contain important information about Artemis, Novibet, and the Business Combination. Stockholders of Artemis will also be able to obtain copies of such documents, when available, free of charge through the website maintained by the SEC at www.sec.gov or by directing a written request to Artemis Strategic Investment Corporation, 3310 East Corona Avenue, Phoenix, AZ 85040.

Participants in the Solicitation

Under SEC rules, Artemis, Novibet, PubCo, and each of their respective officers and directors may be deemed to be participants in the solicitation of Artemis’s stockholders in connection with the Business Combination. Stockholders of Artemis may obtain more detailed information regarding the names, affiliations, and interests of Artemis’s directors and officers in Artemis’s prospectus for its initial public offering, filed with the SEC on October 1, 2021 (the “IPO Prospectus”) and the Registration Statement, when available. The interests of Artemis’s directors, officers, and others in the Business Combination may, in some cases, be different than those of Artemis’s stockholders generally. Information about such interests will be set forth in the Registration Statement when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release includes historical information as well as “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to matters such as the future results of operations and financial position of PubCo and its subsidiaries; planned products and services; Novibet’s business strategy, including Novibet’s planned launch in the United States and the Americas; objectives of Novibet’s management for future operations; market size and potential growth opportunities; competitive position; expectations and timings related to commercial launches; potential benefits of the proposed business combination; and technological and market trends and other future conditions.

Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “future,” “anticipate,” “assume,” “intend,” “plan,” “may,” “will,” “could,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “continue,” and similar expressions are intended to identify such forward-looking statements. Accordingly, such forward-looking statements are not guarantees and are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and may be outside of PubCo’s, Artemis’s and Novibet’s control. PubCo’s, Artemis’s and Novibet’s actual results may differ materially from their expectations, estimates and projections due to a variety of factors and consequently, you should not place undue reliance on these forward-looking statements as predictions of future events. Although it is impossible to identify all factors that may cause such differences, they include, but are not limited to: (1) the level of redemptions by Artemis’s shareholders in connection with a business combination and the outcome of any legal proceedings that may be instituted against Artemis or Novibet following the announcement of the Business Combination; (2) the inability to complete the Business Combination; (3) the risk that the Business Combination disrupts current plans and operations of Novibet as a result of the announcement and consummation of the Business Combination; (4) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its key employees; (5) costs related to the Business Combination; (6) changes in laws or regulations applicable to Novibet’s business; (7) the possibility that PubCo may be adversely affected by other economic, business, and/or competitive factors; (8) the impact of the global COVID-19 pandemic; (9) the risk factors which will be set forth under the heading “Risk Factors” in the Registration Statement; and (10) the risks and uncertainties described in the “Risk Factors” section of Artemis’s IPO Prospectus and Artemis’s subsequent filings with the SEC.

The foregoing list of factors is not exclusive. There may be additional risks that Artemis and Novibet do not presently know or that they currently believe are immaterial that could cause actual results to differ materially from those contained in the forward-looking statements. All information set forth herein speaks only as of the date hereof in the case of information about Artemis and Novibet or the date of such information in the case of information from persons other than Artemis and Novibet, and PubCo, Artemis and Novibet expressly disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release or to reflect any changes in their expectations or any change in events, conditions or circumstances on which any statement is based.

No Offer or Solicitation

This press release is for informational purposes only and shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, nor a solicitation of a proxy, vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdictions. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Financial and Other Information

All of Novibet’s financial information presented in this press release is presented in U.S. Dollars, except as otherwise indicated. Novibet’s functional currency is the Euro and its financial statements are reported in Euros. Certain amounts reported in Euros have been converted to U.S. Dollars at the exchange rates stated herein. Novibet’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, Novibet’s financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP.

The financial information contained in this press release has been taken from or prepared based on unaudited historical financial statements of Novibet and its constituent businesses. The preparation and audit of these financial statements of Novibet are in process. Accordingly, such financial information and data may not be included in, may be adjusted in or may be presented differently in the Registration Statement to be filed by PubCo with the SEC in connection with the Business Combination. Novibet has not yet completed its closing procedures for the year ended December 31, 2021. This press release contains certain estimated preliminary financial results and key operating metrics for the year ended December 31, 2021. This information is preliminary and subject to change. As such, Novibet’s actual results may differ from the estimated preliminary results presented in the exhibits hereto and will not be finalized until Novibet completes its period-end accounting procedures.

This press release includes certain measures not recognized by IFRS to evaluate the performance of Novibet, (including on a forward-looking basis) such as EBITDA, Adjusted EBITDA, Gross Gaming Revenue and Net Gaming Revenue. These terms do not have any standardized meaning prescribed within IFRS and therefore may not be comparable to similar measures presented by other companies. These non-IFRS measures financial measures are not measures of financial performance prepared in accordance with IFRS and may exclude items that are significant in understanding or assessing Novibet’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under IFRS.

Novibet defines and calculates EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and Adjusted EBITDA, as further adjusted for the following items: foreign exchange gain, net impairment loss on financial and contract assets, non-recurring related party costs, and recurring related party costs not included in consolidation, as described in the reconciliation below. Novibet defines and calculates Gross Gaming Revenue as all revenues, receipts and income of any kind collected or derived directly or indirectly by Novibet arising from its online gaming products, determined in accordance with IFRS and Net Gaming Revenue as all revenues, receipts and income of any kind collected or derived directly or indirectly by Novibet arising from its online gaming products, determined in accordance with IFRS, less winnings paid to players and any player incentives.

Novibet believes these non-IFRS measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Novibet’s financial condition and results of operations. Novibet believes that the use of these non-IFRS measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Novibet's financial measures with other similar companies, many of which present similar non-IFRS financial measures to investors. These non-IFRS financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-IFRS measures.

This press release also includes certain projections of non-IFRS financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Novibet is unable to quantify certain amounts that would be required to be included in the most directly comparable IFRS financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable IFRS measures is included and no reconciliation of the forward-looking non-IFRS financial measures is included.

Cautionary Note Regarding Projections and Other Financial Data

The financial projections, estimates and targets in presented in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Artemis’s or Novibet’s control. In addition, the financial projections, estimates, and targets cover multiple years. While all financial projections, estimates and targets are necessarily speculative, Novibet and Artemis believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. There can be no assurance that the prospective results are indicative of future performance or that actual results will not materially differ from those presented in this press release. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets, including the factors listed under “Forward-Looking Statements” above. The inclusion of financial projections, estimates and targets should not be regarded as an indication that Novibet and Artemis, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.

Investor Contacts:
Joseph Jaffoni, Richard Land and James Leahy
JCIR
(212) 835-8500
novibet@jcir.com

Thomas Granite

Artemis Strategic investment Corporation

info@artemisspac.com